Exhibit 21
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation

Memphis Publishing Company	Delaware
Evansville Courier Company, Inc.	Indiana
Boat Spinco, Inc.	Wisconsin
Desk Spinco, Inc.	Wisconsin
Journal Community Publishing Group, Inc.	Wisconsin
Journal Sentinel, Inc.	Wisconsin
Scripps NP Operating, LLC	Wisconsin
Abilene Reporter-News, LLC	Ohio
Anderson Independent Mail, LLC	Ohio
Corpus Christi Caller-Times LLC	Ohio
Kitsap Sun, LLC	Ohio
Naples Daily News, LLC	Ohio
Knoxville News Sentinel, LLC	Ohio
Redding Record Searchlight, LLC	Ohio
San Angelo Standard-Times, LLC	Ohio
The Gleaner News, LLC	Ohio
Treasure Coast Newspapers, LLC	Ohio
Ventura County Star, LLC	Ohio
Wichita Falls Times Record News, LLC	Ohio